Exhibit 10.10

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Internal Memo

Date:	May 26, 2009

To:	Anders Norstrom

From:	Lynda Ward Pierce, Vice President, Human Resources

cc:	Charlie Nooney, Chief Executive Officer

Subject: Internal Promotion

On behalf of MobiTV, Inc. (the “Company”), I am pleased to extend you an offer of promotion within the Company. We look forward to your continued success and hope you find your new role to be both challenging and rewarding.

The terms of your new position are as set forth below:

1. Position and Start Date. You will be promoted to serve as Chief Operating Officer, reporting to the Chief Executive Officer. You will be working out of the Emeryville, California office and your promotion is effective                      or as soon as practicable, pending authorization to work in the United States.

2. Compensation.

(a) Base Salary. You will be paid a monthly salary of $20,416.67 (the equivalent of $245,000 if annualized), subject to applicable withholdings. Your salary will be payable in equal semi-monthly installments pursuant to the Company’s regular payroll policy.

(b) Incentive Bonus. You will be eligible to participate in the Company’s Executive Incentive Compensation plan program. The bonus plan is discretionary and bonuses are paid at the sole discretion of management and the Board of Directors. The funding of the plan is based on the Company’s achievement of targeted levels of success and financial performance. Any award paid is also based on your individual performance as determined by your manager. You must be an active employee in good standing on the day that bonuses are paid in order to be eligible for a bonus. Because your bonus target, salary, and incentive plan changed during this fiscal year, your year-end target bonus is pro-rated accordingly.

(c) Stock Options. As an added incentive, subject to approval by the Compensation Committee of the Company’s Board of Directors, you will be granted an option to purchase shares of the Company’s common stock pursuant to the Company’s Equity Incentive Plan (the “Plan”). This grant shall be an incentive stock option to the extent permitted by law. Under current IRS regulations, to the extent the option’s cumulative price exceeds $100,000 in a calendar year that portion of the grant will be a nonqualified option. The options will be granted at an exercise price equal to the fair market value of the stock on the date of the grant and will vest monthly at the rate of 1/48th of the total grant. Vesting will, of course, depend on your continued employment with the Company.

3. Change in Control. In addition, if a Corporate Transaction (as defined below) occurs and, in connection with such Corporate Transaction or within twelve (12) months following such Corporate Transaction, (i) you are terminated by MobiTV without Cause (as defined below) or (ii) there is a Constructive Termination (as defined below) and you terminate your employment with MobiTV within six (6) months following such Constructive Termination, then one-hundred percent (100%) of the then remaining unvested shares subject to the option set forth in Section 2(c) above will immediately vest.

A “Corporate Transaction” means the occurrence of any of the following events: (i) any sale or exchange of the capital stock by the stockholders of MobiTV in one transaction or series of related transactions where more than 50% of the outstanding voting power of MobiTV is acquired by a person or entity or group of related persons or entities; or (ii) any reorganization, consolidation or merger of MobiTV where the outstanding voting securities of MobiTV immediately before the transaction represent or are converted into less than fifty percent 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of MobiTV.

A termination for “Cause” will exist at any time after the happening of one or more of the following events: (i) willful misconduct in the performance of your duties to MobiTV where such willful misconduct is materially and demonstrably injurious to MobiTV; (ii) commission of any act of fraud with respect to MobiTV; (iii) your conviction of a felony involving moral turpitude that is reasonably likely to cause material harm to the standing or reputation of MobiTV; (iv) material and willful failure to follow the lawful written directions of the MobiTV’s Board of Directors or Chief Executive Officer, provided such failure has not been cured within 30 days following a written notice from the Board of Directors of MobiTV; or (v) material violation of MobiTV’s Code of Business Conduct and Ethics.

A “Constructive Termination” means the occurrence of any of the following events: (i) any reduction in your base salary or material reduction in benefits, in each case not agreed to by you (other than in connection with a general decrease in base salaries for most similarly situated employees); (ii) a material reduction in your job duties and responsibilities, not agreed to by you, that is inconsistent with your prior duties and responsibilities; or (iii) a requirement that you relocate to an office outside of the San Francisco Bay Area.

4. Benefits. You will be eligible to receive our standard United States Company benefits package (i.e., medical, dental, and vision insurance benefits) in accordance with the terms of all such benefit programs.

5. Vacation. You will be entitled to receive the standard number of United States vacation days as outlined in the Company’s vacation policy. Vacation days and floating holidays shall be accrued and carried over in accordance with the Company’s United States vacation policy.

6. Relocation Allowance. MobiTV will provide you with a reasonable relocation allowance as determined by MobiTV to assist with your relocation to the San Francisco Bay Area (the “Relocation Allowance”). Amounts received by you or paid to a third party on your behalf in connection with such Relocation Allowance will be reported as taxable income to you in the year received as required by applicable tax law. As part of your relocation package, MobiTV will gross-up amounts expensed against the Relocation Allowance to cover the applicable taxes thereon. The Relocation Allowance is conditional upon, and is not earned until, you have satisfactorily completed twelve (12) months of employment with the Company. In the event that you terminate your employment with the Company for any reason other than through no fault of your own prior to the date that is twelve (12) months after the date that your employment in the United States commences, you agree to repay the Company one hundred percent (100%) of any expenses reimbursed against the Relocation Allowance by personal check or other negotiable instrument within thirty (30) days following your termination date. By signing below, you further authorize the Company to deduct and withhold from your final paycheck or other earned compensation a reasonable installment amount of the unearned Relocation Allowance.

7. Confidential Information and Invention Assignment Agreement. In accordance with standard Company policy, this offer is contingent upon you completing and executing the enclosed Confidential Information and Invention Assignment Agreement prior to or on the start date of your new role.

8. At-Will Employment. We hope that you continue to have a rewarding employment relationship with the Company. At the same time, you are not being promised any particular term of employment. You understand that your employment is at-will and you are not being offered continued employment for a definitive period of time. Either you or the Company may terminate the employment relationship at any time for any reason or no reason, without further obligation or liability. In addition, the Company may, in its sole discretion, modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described herein or otherwise communicated to you, in whole or in part, at any time, with or without notice except for the policy of at-will employment. Any such changes to your at-will status must be in writing and must be signed by the Chief Executive Officer of MobiTV.

This letter, together with the Confidential Information and Invention Assignment Agreement, set forth the terms of your continued employment with the Company and supersede any prior representations, agreements, discussions, or offers between the parties, whether written or oral. Additionally, this offer is contingent upon successful completion of the background check and obtaining authorization to work in the United States. To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it, along with a signed and dated copy of the Confidential Information and Invention Assignment Agreement no later than close of business on June 4, 2009.

We believe that you will continue to make a significant contribution and support us in this exciting venture. If you have any questions, please do not hesitate to contact your manager, Penny DeFrank or me.

Sincerely,

/s/ Lynda Ward Pierce
Lynda Ward Pierce
Vice President, Human Resources

By my execution of this letter, I accept the offer as outlined (and all of the terms and conditions) above.

Signature:	/s/ ANDERS NORSTRÖM

Print Name:	Anders Norström

Date:	20090611

After signing the letter and completing the information above, please return a copy of the letter and acceptance to Linda Burton in the Human Resources Department, along with the complete, signed Confidential Information and Invention Assignment Agreement. Please keep copies for your records.

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May 21, 2009

Dear Anders:

Thank you for your continued contribution to MobiTV. It is the dedication and support of MobiTV team members that ensures our continued success. By working together, we can achieve our goals now and in the future.

We are pleased to present your projected Total Compensation Statement.

Effective Date: Job Title: Annualized Base Pay: Target Bonus %[1] : # of Options Granted[2] :	July 1, 2009 Chief Operating Officer $245,000 40% 575,000

We suggest that you keep your statement in a secure location for future reference. Once again, thank you for being a part of the MobiTV team. Please contact Human Resources if you have any questions.

Best Wishes,

/s/ LYNDA WARD PIERCE

Lynda Ward Pierce

Vice President, Human Resources

[1]

The bonus plan is discretionary and bonuses are paid at the sole discretion of management and the Board of Directors. The funding of the plan is based on the Company’s achievement of targeted levels of success and financial performance. Any award paid is also based on your individual performance as determined by your manager. Your year-end target bonus is pro-rated based on any change to your bonus plan, bonus target or salary during the fiscal year.

[2]

Subject to approval by the Compensation Committee of the Company’s Board of Directors, you will be granted an option to purchase shares of the Company’s common stock pursuant to the Company’s Equity Incentive Plan.